UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 22, 2020

VENUS CONCEPT INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38238	06-1681204
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

235 Yorkland Blvd, Suite 900

Toronto, Ontario M2J 4Y8

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code (877) 848-8430

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	VERO	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement

On December 22, 2020, Venus Concept Inc., a Delaware corporation (the “Company”), entered into an Underwriting Agreement (the “Underwriting Agreement”) with Oppenheimer & Co. Inc., acting as representative for the underwriters listed therein (the “Underwriters”), in connection with its previously announced public offering (the “Offering”), pursuant to which the Underwriters agreed to purchase 11,250,000 shares of its common stock (the “Shares”) and warrants to purchase up to 5,625,000 shares of common stock (the “Warrants”) at a combined offering price to the public of $2.00 per share and accompanying warrant. The Warrants have an exercise price of $2.50 per share of common stock, are exercisable immediately, and expire five years from the date of issuance. The Shares and the Warrants (collectively, the “Securities”) are immediately separable and will be issued separately, but will be purchased together in the Offering.

The Offering is expected to close on December 24, 2020, subject to the satisfaction of customary closing conditions.

The Company intends to use the gross proceeds of approximately $22.5 million, before deducting underwriting discounts and commissions and estimated offering expenses, from the offering for general corporate purposes, including the funding of research and development activities. The Company’s management will retain broad discretion over the allocation of the net proceeds from the Offering.

The Underwriting Agreement includes customary representations, warranties and covenants by the Company and customary conditions to closing, obligations of the parties and termination provisions. Additionally, under the terms of the Underwriting Agreement, the Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the Underwriters may be required to make in respect of these liabilities.

The Offering is being made pursuant to the Company’s effective shelf registration statement on Form S-3 (File No. 333-228562), including the prospectus dated December 10, 2018, as supplemented by a prospectus supplement dated December 22, 2020.

The foregoing is only a brief description of the terms of the Underwriting Agreement and the Warrants, and does not purport to be a complete description of the rights and obligations of the parties thereunder, and is qualified in its entirety by reference to (a) the Underwriting Agreement that is filed as Exhibit 1.1 hereto and (b) the Form of Common Stock Purchase Warrant that is filed as Exhibit 4.1 hereto, each of which is incorporated in its entirety by reference.

The legal opinion of Reed Smith LLP relating to the legality of the issuance and sale of the shares in the Offering is attached as Exhibit 5.1 to this Current Report on Form 8-K.

Item 8.01.	Other Events.

The Company issued press releases announcing the launch and pricing of the Offering on December 21, 2020 and December 22, 2020, respectively. Copies of these press releases are attached hereto as Exhibits 99.1 and 99.2, respectively, and are each incorporated herein by reference.

The Company is providing certain business updates, which are filed as Exhibit 99.3 hereto.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

The following exhibits are filed herewith.

Exhibit No.	Description

1.1	Underwriting Agreement, dated as of December 22, 2020, by and between Venus Concept Inc. and Oppenheimer & Co. Inc.

4.1	Form of Common Stock Purchase Warrant

5.1	Opinion of Reed Smith LLP

23.1	Consent of Reed Smith LLP (included in Exhibit 5.1)

99.1	Press Release issued by the Company announcing launch of the Offering on December 21, 2020

99.2	Press Release issued by the Company announcing pricing of the Offering on December 22, 2020

99.3	Business Updates

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VENUS CONCEPT INC.

Date: December 23, 2020	By:	/s/ Domenic Della Penna
Domenic Della Penna
Chief Financial Officer